UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Origin Bancorp, Inc.
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To the Stockholders of ORIGIN BANCORP, INC.:
We believe firmly in building relationships with all of our stakeholders and, as such, maintaining a dialogue with our stockholders is of utmost importance to us. In response to recent feedback from certain stockholders, we feel it important and necessary to provide additional information in regards to two of our director nominees, Daniel Chu and Stacey Goff.
The role of public company directors is complex and time-consuming, and directors should be accessible, actively engaged in their responsibilities and responsive to planned and unplanned board matters. In the instance of our directors Chu and Goff, while they did not meet the threshold of attending 75 percent of aggregated board and committee meetings in 2023, they have more than fulfilled their role as engaged and effective directors. Both directors maintain consistent communication with our Chairman, Drake Mills, our Lead Independent Director, Jim D’Agostino, their relevant committees and management. In the instances where our directors did not attend a meeting, there was subsequent follow-up to the meeting to ensure the director was aware of relevant information and engaged in the business of the meeting. Additionally, our online director portal provides each of our directors access to board materials both in preparation for our meetings and for reference as needed throughout the year. This functionality creates the opportunity for our directors to engage with the material, each other and management while increasing the overall effectiveness of our board.
We believe it is important to maintain a board that is diverse, is visible in the community, represents our geographic markets, possesses the appropriate business and banking acumen to direct our company, and represents the interests of all stockholders. Directors Chu and Goff both hold meaningful leadership positions within their respective companies and 2023 proved to be an anomalous year where their attendance in specific meetings of the board of directors of Origin Bancorp, Inc. and its committees were limited more than anticipated due to the unusually high (and given their nature, unlikely to recur) needs of their respective companies. We feel that directors Daniel Chu and Stacey Goff continue to bring unique, diverse, and specific expertise to the board which provides them with the perspective and leadership skills needed to fulfill their roles effectively as directors. Further, both of these directors are actively engaged in our board and committee deliberations and exhibit critical leadership within the boardroom. As such, we strongly believe that it is in the best interests of the company and its stockholders to re-elect directors Chu and Goff.
Importantly, directors Chu and Goff each has personally pledged his commitment in 2024 to attend at least 75 percent of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all of the committees of the board on which they serve.
We appreciate your investment and continued support.
Sincerely,
The Board of Directors of Origin Bancorp, Inc.

Contact:
Investor Relations:
Chris Reigelman
(318) 497-3177
chris@origin.bank